Exhibit 99.1

Cross Country Healthcare Reports Third Quarter 2012 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--November 6, 2012--Cross Country Healthcare, Inc. (Nasdaq:CCRN) today reported revenue of $129.1 million in the third quarter ended September 30, 2012, a decrease of 2% from the prior year quarter, but a 2% increase sequentially from the second quarter of 2012. The Company incurred a net loss in the third quarter of 2012 of $17.6 million, or $(0.57) per diluted share, which included estimated non-cash goodwill and trademark impairment charges of $17.0 million after-tax, or $(0.55) per diluted share. The impairment charges pertain entirely to the Company’s clinical trial services business segment and result from the interim goodwill impairment test performed during the third quarter of 2012. Excluding the impairment charges, the adjusted net loss (a non-GAAP financial measure defined below) was $0.6 million, or $(0.02) per diluted share. In the same quarter of the prior year, the Company reported revenue of $131.2 million and net income of $1.8 million, or $0.06 per diluted share. Cash flow from operations for the third quarter of 2012 was $1.9 million.

For the nine months ended September 30, 2012, the Company generated revenue of $382.1 million and had a net loss of $32.7 million, or $(1.06) per diluted share, which included the aforementioned estimated non-cash impairment charges and a non-cash goodwill impairment charge in the second quarter of 2012 related to the nurse and allied staffing business segment. The combined impact of these impairment charges was $29.0 million after-tax, or $(0.94) per diluted share. Excluding the impairment charges, the adjusted net loss (a non-GAAP financial measure defined below) was $3.7 million, or $(0.12) per diluted share. This compares to revenue of $379.3 million and net income of $3.6 million, or $0.11 per diluted share, in the first nine months of the prior year. Cash flow from operations for the first nine months of 2012 was $5.7 million.

“While revenue was in-line with our expectations, our earnings performance was below expectations as we continue to face unusually severe direct cost pressure – primarily from insurance claims, bill-pay spread compression, and housing costs in our nurse and allied staffing segment – in an operating environment that, until recently, has provided little opportunity to raise bill rates,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “Our open orders for travel nurse staffing are nearly twice the level they were in February, and as a result of this improved demand environment, recent discussions with our hospital customers on raising bill rates are beginning to bear more fruit. Over the coming quarters, we believe this will serve to mitigate the higher direct costs we have experienced. In combination with our continued focus on cost reduction, we expect to drive a resumption of more profitable growth in 2013,” he added.

Nurse and Allied Staffing

For the third quarter of 2012, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $69.8 million, reflecting a 5% decrease from the prior year quarter, but a 3% increase sequentially from the second quarter of 2012. The year-over-year decrease was due to lower staffing volume. The sequential increase was due to a combination of higher staffing volume and bill rates. Contribution income, defined as (loss)/income from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment, was $3.0 million, a decrease of 53% year-over-year, but a 32% increase sequentially. The contribution income margin (defined as a percentage of segment revenue) was 4.2% in the third quarter of 2012, a decrease of 440 basis points year-over-year, but an increase of 90 basis points sequentially. The year-over-year decline was primarily due to higher field insurance expenses, higher housing costs, a decrease in the bill-pay spread associated with a change in geographic mix, and negative operating leverage. The sequential improvement was due to lower SG&A expenses and an improvement in the bill-pay spread partially offset by higher housing costs.

Segment staffing volume decreased 5% from the prior year quarter, but increased 1% sequentially. Travel staffing volume decreased 3% year-over-year, but increased 1% sequentially while per diem staffing volume decreased 12% year-over-year, but increased 2% sequentially. The average revenue per FTE per day for the third quarter of 2012 was $309, a 1% decrease year-over-year, but a 1% increase sequentially. Similarly, the travel nurse staffing average hourly bill rate decreased 1% year-over-year, but increased 1% sequentially.

For the first nine months of 2012, segment revenue decreased 1% to $206.9 million from $208.5 million in the same period a year ago, while contribution income decreased 46% to $9.2 million from $17.0 million in the prior year period.

Physician Staffing

For the third quarter of 2012, the physician staffing business segment generated revenue of $32.7 million, an increase of 6% from both the prior year quarter and sequentially from the second quarter of 2012. The year-over-year and sequential increases were primarily due to higher bill rates, as well as the sequential benefit of seasonality. Contribution income was $3.1 million, a 6% increase year-over-year and a 16% increase sequentially. The contribution income margin was 9.5% in the third quarter of 2012, unchanged from the prior year quarter and an increase of 80 basis points sequentially due to improved operating leverage. Physician staffing days filled for the third quarter of 2012 was 22,647 days, a 1% decrease from the prior year quarter, but a 6% increase sequentially. Revenue per day filled for the third quarter of 2012 was $1,443, up 7% year-over-year and unchanged sequentially.

For the first nine months of 2012, segment revenue increased 2% to $92.9 million from $90.9 million in the same period a year ago, while contribution income decreased 5% to $8.2 million from $8.6 million in the prior year period.

Clinical Trial Services

For the third quarter of 2012, the clinical trial services segment generated revenue of $16.9 million, a 1% increase from the prior year quarter, but a 3% decrease sequentially from the second quarter of 2012. The year-over-year improvement was due to higher placement fees and staffing volume partially offset by lower average bill rates and one less billable day in the current quarter. The sequential decline was due to a combination of lower staffing volume, average bill rates and placement fees, as well as one less billable day in the current quarter partially offset by higher drug safety activity. Staffing services accounted for 93% of segment revenue. Contribution income was $1.6 million, a decline of 30% year-over-year, but a 1% increase sequentially. The contribution income margin was 9.3% in the third quarter, a decline of 410 basis points from the prior year quarter due primarily to higher wage rates and payroll taxes for field employees, as well as significantly higher health insurance costs. Sequentially, the contribution income margin improved 30 basis points due to lower SG&A expenses partially offset by higher field employee health insurance costs.

For the first nine months of 2012, segment revenue increased 5% to $51.2 million from $48.9 million in the same period a year ago, while contribution income declined 12% to $4.5 million from $5.1 million in the prior year period.

Other Human Capital Management Services

For the third quarter of 2012, the other human capital management services business segment (education and training and retained search) generated revenue of $9.8 million, a 4% decrease from the prior year quarter and a 5% decrease sequentially from the prior quarter. The year-over-year decrease was primarily due to lower seminar attendance in the education and training business and a decrease in retainer revenue in the search business. The sequential decrease was primarily related to lower seminar attendance and fewer seminars in the education and training business. Contribution income was $25,000, a 97% decrease year-over-year and a 91% decrease sequentially. The year-over-year decrease was primarily due to higher direct mail expenses in the education and training business and negative operating leverage in both businesses in this segment. Sequentially, the education and training business experienced a significant decline that was partially offset by improvement in the retained search business.

For the first nine months of 2012, segment revenue increased slightly to $31.1 million from $31.0 million in the same period a year ago, while contribution income declined 39% to $1.4 million from $2.3 million in the prior year period.

Debt Outstanding and Credit Facility

Effective September 28, 2012, the Company entered into a First Modification Agreement to its Credit Agreement, which, for the third quarter ending September 30, 2012, modified the maximum Consolidated Total Leverage Ratio to 2.75 to 1.00 and modified the minimum Consolidated Fixed Charge Coverage Ratio to 1.25 to 1.00. In addition, the aggregate amount of new revolving credit loans and swingline loans made to the Company may not exceed $3.0 million and new Letters of Credit issued on behalf of the Company may not exceed $1.0 million during the modification period, which is anticipated to end on or about March 12, 2013. During the modification period, the Company is also prohibited from making investments and purchasing, redeeming, retiring or otherwise acquiring any shares of its capital stock as otherwise permitted under the credit agreement. The terms and provisions of the Company’s current credit agreement and its First Modification were filed with the Securities and Exchange Commission on Form 8-K on July 13, 2012 and October 3, 2012, respectively.

On October 18, 2012, the Company executed a proposal letter with one of its existing lenders to secure an asset-based lending facility with pricing terms that are comparable and, in certain respects, favorable to its current credit agreement. Due diligence is currently ongoing and the Company anticipates closing the new financing before December 31, 2012. There can be no assurance that a new financing will be completed by this time and, in such event, the Company would seek another modification to its current Credit Agreement.

At September 30, 2012, the Company had $34.5 million of total debt on its balance sheet, and a debt, net of $4.8 million in cash and cash equivalents, to total capitalization ratio of 11.7%. At the end of the third quarter of 2012, the Company’s debt leverage ratio (as defined in its credit agreement) was 2.55 to 1, and its fixed charge coverage ratio was 1.51 to 1.

Guidance for Fourth Quarter 2012

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, write-off of debt issuance costs or significant legal proceedings. For the fourth quarter of 2012, the Company expects:

  Revenue to be in the $126.0 million to $129.0 million range.
  Gross profit margin to be in the 24.5% to 25.0% range.
  Adjusted EBITDA margin to be in the 1.0% to 2.0% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Loss per diluted share to be in the range of $(0.01) to $(0.03).

Quarterly Conference Call

The Company will hold its quarterly conference call on Wednesday, November 7, 2012, at 10:00 a.m. Eastern Time to discuss its third quarter 2012 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. From November 7th through November 21st, a replay of the webcast will be available at the Company’s website and a replay of the conference call will be available via telephone by calling 888-676-2681 in the U.S. or 402-220-6447 from non-U.S. locations – Passcode: 2012.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; as well as a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,100 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide our healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other Securities and Exchange Commission filings made during 2012.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended						Nine Months Ended
	September 30,		September 30,		June 30,		September 30,		September 30,
	2012		2011		2012		2012		2011

Revenue from services	$129,123		$131,169		$126,272		$382,067		$379,257
Operating expenses:
Direct operating expenses	97,352		95,426		94,405		284,825		275,929
Selling, general and administrative expenses	29,586		29,061		30,742		91,448		87,407
Bad debt expense	256		146		281		648		235
Depreciation	1,220		1,548		1,559		4,372		5,193
Amortization	803		833		819		2,440		2,675
Impairment charges (a)	23,500		-		18,732		42,232		-
Total operating expenses	152,717		127,014		146,538		425,965		371,439
(Loss) income from operations	(23,594)		4,155		(20,266)		(43,898)		7,818
Other expenses (income):
Foreign exchange loss (gain)	114		(148)		(153)		32		(125)
Interest expense	424		730		581		1,634		2,180
Debt financing costs (b)	273		-		-		273		-
Loss on modification of debt	82		-		-		82		-
Other (income) expense, net	(90)		(67)		133		79		(228)
(Loss) income before income taxes	(24,397)		3,640		(20,827)		(45,998)		5,991
Income tax (benefit) expense	(6,797)		1,854		(6,323)		(13,310)		2,425
Net (loss) income	$(17,600)		$1,786		$(14,504)		$(32,688)		$3,566

Net (loss) income per common share:
Basic	$(0.57)		$0.06		$(0.47)		$(1.06)		$0.11
Diluted	$(0.57)		$0.06		$(0.47)		$(1.06)		$0.11

Weighted average common shares outstanding:
Basic	30,902		31,225		30,799		30,823		31,159
Diluted	30,902		31,242		30,799		30,823		31,217

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted pretax (loss) income, Adjusted net (loss) income and Adjusted net (loss) income per diluted share (c) (d)
(Unaudited, amounts in thousands)

	Three Months Ended						Nine Months Ended
	September 30,		September 30,		June 30,		September 30,		September 30,
	2012		2011		2012		2012		2011
(Loss) income from operations	$(23,594)		$4,155		$(20,266)		$(43,898)		$7,818
Depreciation	1,220		1,548		1,559		4,372		5,193
Amortization	803		833		819		2,440		2,675
Impairment charges (a)	23,500		-		18,732		42,232		-
Equity compensation	611		774		731		1,980		2,250
Adjusted EBITDA (c)	$2,540		$7,310		$1,575		$7,126		$17,936

Adjusted EBITDA Margin (c)	2.0%		5.6%		1.2%		1.9%		4.7%

(Loss) income before income taxes	$(24,397)		$3,640		$(20,827)		$(45,998)		$5,991
Impairment charges (a)	23,500		-		18,732		42,232		-
Adjusted pretax (loss) income (d)	(897)		3,640		(2,095)		(3,766)		5,991
Income tax (benefit) expense	(6,797)		1,854		(6,323)		(13,310)		2,425
Tax effect of impairment charges (a)	6,540		-		6,710		13,250		-
Adjusted net (loss) income (d)	$(640)		$1,786		$(2,482)		$(3,706)		$3,566

Net (loss) income per common share - diluted	$(0.57)		$0.06		$(0.47)		$(1.06)		$0.11
Less: Impairment charges, net of taxes, per diluted share	(0.55)		-		(0.39)		(0.94)		-
Adjusted net (loss) income per diluted share (d)	$(0.02)		$0.06		$(0.08)		$(0.12)		$0.11

Weighted average common shares outstanding used in the calculation of non-GAAP adjusted net (loss) income per diluted share	30,902		31,242		30,799		30,823		31,217

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets (e)
(Unaudited, amounts in thousands)

	September 30,		December 31,
	2012		2011
Assets
Current assets:
Cash and cash equivalents	$4,832		$10,648
Short-term cash investments	2,693		1,691
Accounts receivable, net	76,186		71,802
Deferred tax assets	11,952		10,401
Income taxes receivable	1,841		2,123
Prepaid expenses	6,876		7,441
Debt issuance costs, net (f)	1,604		-
Other current assets	731		701
Total current assets	106,715		104,807

Property and equipment, net	9,399		12,018
Trademarks, net	50,680		52,053
Goodwill, net	102,788		143,344
Other identifiable intangible assets, net	18,792		21,195
Debt issuance costs, net (f)	-		1,199
Non-current deferred tax assets	12,500		-
Other long-term assets	464		1,294
Total assets	$301,338		$335,910

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,381		$9,018
Accrued employee compensation and benefits	17,839		16,332
Current portion of long-term debt (f)	34,275		16,998
Other current liabilities	5,864		4,002
Total current liabilities	68,359		46,350
Long-term debt (f)	231		25,048
Non-current deferred tax liabilities	-		58
Other long-term liabilities	14,560		15,154
Total liabilities	83,150		86,610

Commitments and contingencies

Stockholders' equity:
Common stock	3		3
Additional paid-in capital	244,277		243,170
Accumulated other comprehensive loss	(2,904)		(3,373)
(Accumulated deficit) retained earnings	(23,188)		9,500
Total stockholders' equity	218,188		249,300
Total liabilities and stockholders' equity	$301,338		$335,910

Cross Country Healthcare, Inc.
Segment Data (g)
(Unaudited, amounts in thousands)

	Three Months Ended						Nine Months Ended
	September 30,	% of Total	September 30,	% of Total	June 30,	% of Total	September 30,	% of Total	September 30,	% of Total
	2012		2011		2012		2012		2011

Revenue from services:

Nurse and allied staffing	$69,750	54%	$73,378	56%	$67,617	54%	$206,904	54%	$208,506	55%
Physician staffing	32,681	25%	30,814	23%	30,939	24%	92,879	25%	90,853	24%
Clinical trial services	16,865	13%	16,754	13%	17,425	14%	51,162	13%	48,871	13%
Other human capital management services	9,827	8%	10,223	8%	10,291	8%	31,122	8%	31,027	8%
	$129,123	100%	$131,169	100%	$126,272	100%	$382,067	100%	$379,257	100%

Contribution income (h)

Nurse and allied staffing	$2,950		$6,324		$2,242		$9,191		$16,968
Physician staffing	3,108		2,935		2,677		8,192		8,600
Clinical trial services	1,575		2,239		1,560		4,458		5,083
Other human capital management services	25		984		275		1,410		2,320
	7,658		12,482		6,754		23,251		32,971

Unallocated corporate overhead	5,729		5,946		5,910		18,105		17,285
Depreciation	1,220		1,548		1,559		4,372		5,193
Amortization	803		833		819		2,440		2,675
Impairment charges (a)	23,500		-		18,732		42,232		-
(Loss) income from operations	$(23,594)		$4,155		$(20,266)		$(43,898)		$7,818

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended						Nine Months Ended
	September 30,		September 30,		June 30,		September 30,		September 30,
	2012		2011		2012		2012		2011
Net cash provided by operating activities (in thousands)	$1,903		$3,254		$2,402		$5,706		$14,630

Nurse and allied staffing statistical data:
FTEs (i)	2,450		2,568		2,427		2,443		2,478
Days worked (j)	225,400		236,256		220,857		669,382		676,494
Average nurse and allied staffing revenue per FTE per day (k)	$309		$311		$306		$309		$308

Physician staffing statistical data:
Days filled (l)	22,647		22,811		21,447		64,711		65,216
Revenue per day filled (m)	$1,443		$1,351		$1,443		$1,435		$1,393

(a) Impairment charges relate to the impairment of goodwill in the Company's nurse and allied staffing reporting unit and the impairment of goodwill and certain trademarks in the clinical trial services reporting unit, pursuant to the Intangibles-Goodwill and Other Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 350.

(b) Debt financing costs relate to the Company's Credit Agreement dated July 10, 2012 in accordance with the Debt Topic of the FASB ASC.

(c) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as (loss) income from operations before depreciation, amortization, impairment charges and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to (loss) income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure used in the Company's Debt Leverage Ratio and Minimum Fixed Charge Coverage Ratio as defined by its Credit Agreement.
Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(d) Adjusted pretax (loss) income, adjusted net (loss) income and adjusted net (loss) income per diluted share, non-GAAP financial measures, are defined as pretax (loss) income, net (loss) income, and net (loss) income per diluted shared before the non-cash impairment charges. Adjusted pretax (loss) income, adjusted net (loss) income and adjusted net (loss) income per diluted share should not be considered a measure of financial performance under GAAP and have been provided for consistency and comparability of the 2012 results with pretax (loss) income, net (loss) income and net (loss) income per diluted share in the prior periods.

(e) Certain prior year amounts have been reclassified to conform to the current period's presentation.

(f) As the Company anticipates that it may not meet its existing covenant requirements during the next 12 months, the long-term portion of outstanding debt and the associated debt issuance costs have been classified as current on the condensed consolidated balance sheets as of September 30, 2012. The Company is currently pursuing alternative financing sources.

(g) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(h) Defined as (loss) income from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(i) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(j) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.

(k) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.

(l) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(m) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com